Exhibit 10.32
Legend: [***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT FISERV, INC. TREATS AS PRIVATE OR CONFIDENTIAL.
[Fiserv Letterhead]
May 14, 2021
Suzan Kereere
[***]
Dear Suzan:
On behalf of Frank Bisignano, President and Chief Executive Officer and myself we are pleased to offer you the role of Executive Vice President, Chief Growth Officer. [***]
Annual Base Salary:
$900,000, which is $37,500 per pay period, less applicable deductions and withholdings as required by law. Your employment status will be full time, exempt in accordance with federal and state wage and hour regulations.
Incentive Compensation Opportunity:
You are eligible for an annual incentive compensation opportunity of $4,100,000. Our incentive compensation opportunity is paid as a mix of cash compensation and equity awards. [***]
Special Cash Sign-On Bonus:
You will receive a special cash sign-on bonus of $3,000,000, less applicable deductions and withholdings as required by law. [***]
Special Equity Sign-On:
On your start date, you will receive sign-on equity awards with a total value of $3,000,000. The awards will include $2,000,000 to be granted in Restricted Stock Units (RSUs), and $1,000,000 to be granted in Stock Options. The RSUs and Stock Option awards will vest 33% on the first three anniversaries of the first day of your employment, subject to your acknowledgment of RSU and Stock Option Award Agreements (to which the form award agreements have been shared with you). If you are involuntarily terminated without Cause (as defined above) before the special sign- on RSU and Stock Option awards fully vest, you will receive the cash equivalent (less withholdings) for any tranches of equity that have not vested before your involuntary termination with such payment to be made within 60 days of the date of termination. The value of your unvested equity will be determined on your involuntary termination date. Additionally, if your employment terminates for any reason (voluntary or with Cause) before the special sign-on RSU and Stock Option awards fully vest, any unvested equity will immediately forfeit on your termination date. [***]
Severance Benefits:
If your employment is involuntarily terminated without Cause (as defined above) within the first year of your employment, in addition to the treatment of your sign-on equity described above, you shall be entitled to severance benefits equal to a lump sum cash payment (less withholdings) that includes one-year of your annual base salary plus your incentive compensation opportunity ($4,100,000) to be paid within 60 days of the date of termination provided you execute and do not revoke an Agreement and Release in a form to be reasonably provided by the Company. [***]
After your one-year anniversary, your severance benefits will be governed by the Management Committee Severance/Change in Control Plan/Policy then in effect for other similarly situated Management Committee members except that the treatment with respect to your sign-on equity described above shall remain in effect until such sign-on equity is fully vested. If no Policy/Plan is in place, the severance benefits described in the first sentence of this provision shall continue to apply. [***]
This offer letter is not an employment contract and nothing included in it is intended to offer or imply employment for a fixed period of time. If this offer is accepted, it will create an at-will employment relationship that may be ended by either party, at any time, and for any reason, subject to the consequences set forth herein. This offer may be rescinded or retracted by Fiserv at any time for failure to meet/satisfy any of the representations and conditions listed above in this Terms of Employment section without any monetary consequence to Fiserv. [***] Further, the Company may modify working hours/schedules, job title, duties, salaries, and benefits from time to time, as it deems necessary.
409A of the Internal Revenue Code:
This Agreement and the payments provided for herein are intended to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) and will be interpreted and administered consistent with such intent. Notwithstanding any other provision of this offer letter to the contrary, if you are subject to U.S. taxation, no severance pay or benefits to be paid or provided, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this offer letter is intended to constitute a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall any payment or benefit under this offer letter that is subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. To the extent required to avoid penalty taxes under Section 409A, if the sixty (60)-day period referenced above for separation payments spans calendar years, the separation payments will be paid in the latter calendar year. If you are a “specified employee” within the meaning of Section 409A, any payments (if any) payable to you hereunder during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled to during the period following the date of termination if such deferral had not been required; provided that if you die following your separation from service, but prior to the six (6)-month anniversary of your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other payments will be payable in accordance with the payment schedule applicable to each payment or benefit. [***]

Sincerely,
/s/ Anthony S. Marino
Anthony S. Marino
Executive Vice President and Chief Human Resources Officer

Acknowledged and accepted:

/s/ Suzan Kereere                5/14/2021        June 14, 2021
Suzan Kereere                    Date            Start Date